UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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						APRIL 7, 2016

We are pleased to report our earnings for the year ended December 31, 2015. Net income for the year was $7.9 million, or $1.77 per share, compared to $7.7 million, or $1.73 per share for 2014. This represents the fourth year in a row we have been able to report record earnings.

During 2015 total assets grew modestly to $628.9 million from $624.1 million at the end of 2014. Total loans increased 3.2% to $506.7 million as of December 31, 2015, while we finished 2015 with $560.4 million in deposits. While we tend to shy away from hyperbole, we do think it appropriate to remind our shareholders of their company’s relative performance compared to its peers. For banks in New England with assets between $300 Million and $1 Billion our three year average Return on Equity (years ended 2015, 2014, and 2013) surpassed all of our peers. We are proud of this accomplishment and thank our staff for their efforts in generating sound financial performance.

2015 was another year of working and completing large projects. Our IT team with much assistance replaced all of the bank’s desktop computers and servers, some 300 units all told. We also completed three initiatives related to our re-branding project; redesigning all of our brochures, business cards, and letterhead; replacing our branch signage featuring our new logo; and unveiling our redesigned website. Finally, during 2015 we established our Customer Care Team, where we answer customer phone calls, diagnose their needs, solve most of their concerns, and route their calls to topic experts if necessary, all with a personal touch.

The beginning of 2015 brought much snow and with it a strong tourism season. Spring brought us a late but productive Maple Sugar season, followed by a summer with excellent weather and an autumn with one of the most vivid foliage displays in memory. Old-timers around here might not have predicted the winter of 2015/2016, but they knew too much of a good thing might lead to bad times. Christmas Eve brought 60 degree temperatures, melting the best efforts of our local, world class snowmakers. Winter was pretty much downhill from there, with cross country ski areas and snowmobile related businesses taking the worst of it. The winter season that began in 2015 will go down as one of the worst snow seasons on record. Early indications are that while businesses have struggled, most will survive, and all of us are looking forward to a speedy end to mud season.

Many observers opine that 2016 will be even more difficult for the banking industry as the Fed waffles on tightening monetary policy and more of Dodd Frank regulations are implemented. Despite these challenges we remain confident that the culture and team we have built over the years will enable us to continue to provide sound returns to our shareholders while maintaining our community banking mission.

Market for Union Bankshares Common Stock

On March 8, 2016, there were 4,458,372 shares of common stock outstanding held by 544 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.” Union Bankshares’

common stock is listed on the NASDAQ Global Market trading under the symbol UNB. For shareholder assistance please contact Kristy Adams Alfieri at 802.888.0982 or our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc., at 866.321.8022.

UNION BANKSHARES
COMMON STOCK
2015			2014
HIGH	LOW	DIVIDENDS	HIGH	LOW	DIVIDENDS
First Quarter			First Quarter
$26.68	$23.75	$0.27	$24.75	$22.12	$0.26
Second Quarter			Second Quarter
$28.06	$25.16	$0.27	$24.97	$22.93	$0.26
Third Quarter			Third Quarter
$27.07	$25.05	$0.27	$25.88	$23.97	$0.26	Sincerely,
Fourth Quarter			Fourth Quarter
$28.05	$26.06	$0.27	$24.77	$23.00	$0.26
						Kenneth D. Gibbons	David S. Silverman
						Chairman	President & CEO

2015 Year In Review	1	2	2015 Year In Review

AT OR FOR THE YEARS ENDED DECEMBER 31
	2014	2014	2013	2012	FINANCIAL HIGHLIGHTS
Balance Sheet Data		(Dollars in thousands, except per share data)
Total assets	$628,879	$624,063	$585,443	$577,256
Investment securities	59,327	52,964	45,492	26,126
Loans, net of unearned income	506,656	491,076	465,123	455,298
Allowance for loan losses	(5,201)	(4,694)	(4,647)	(4,657)
Deposits	560,408	552,064	518,354	509,993
Borrowed funds	9,564	15,118	13,216	15,747
Stockholders' equity[1]	53,568	51,434	49,820	45,046

Income Statement Data
Total interest and dividend income	$25,144	$24,852	$24,481	$25,028
Total interest expense	(2,025)	(2,155)	(2,459)	(3,351)
Net interest and dividend income	23,119	22,697	22,022	21,677
Provision for loan losses	(550)	(345)	(305)	(660)
Noninterest income	9,792	8,909	8,509	10,525
Noninterest expenses	(22,304)	(21,594)	(21,229)	(23,035)
Income before provision for income taxes	10,057	9,667	8,997	8,507
Provision for income taxes	(2,179)	(1,973)	(1,862)	(1,663)
Net income	$7,878	$7,694	$7,135	$6,844

Per Common Share Data
Net income[2]	$1.77	$1.73	$1.60	$1.54
Cash dividends paid	1.08	1.04	1.01	1.00
Book value[1]	12.02	11.54	11.17	10.11

Weighted average number of shares outstanding	4,458,037	4,458,393	4,457,261	4,457,029
Number of shares outstanding	4,457,177	4,458,430	4,458,359	4,456,081

[1]Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale" and includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

[2]Computed using the weighted average number of shares outstanding for the period.

2015 Year In Review	3	4	2015 Year In Review

Commercial and Municipal Services
Advantage Banking. This package of services rewards and helps to retain these important depositors who contribute substantially to our ability to fund our extensive community lending activities. Participating customers earn special popular bank services such as complementary checks, ATM surcharge refunds, and higher CD rates. For more information, please contact our Customer Care Team at 1.800.753.4343.
		DIRECTORS	OFFICERS
		Kenneth D. Gibbons - Chairman	Kristy Adams Alfieri - Assistant Secretary

For years, Union Bank has been providing commercial and municipal loans, along with a full array of cash management services, to businesses, municipalities and non-profit organizations located in northern Vermont and New Hampshire. Our experienced Commercial Lending Team offers one of the best assets available to our customers; banking locally, where lending decisions are made at the local branch level and each customer receives personalized, individual help. We offer a wide variety of loan products and deposit services to help businesses succeed.
		Steven J. Bourgeois	Diana M. Ashley - Assistant Treasurer
		John M. Goodrich	Stacey M. Belanger - Assistant Treasurer
		Timothy W. Sargent	Rhonda L. Bennett - Vice President
		David S. Silverman	Karen L. Blanchard Smith - Assistant Vice President
		John H. Steel	Sherrie A. Bull - Vice President
		Schuyler W. Sweet	Stacey L.B. Chase - Assistant Vice President
		Neil J. Van Dyke	Barbara J. Churchill - Assistant Treasurer
	Customer Service Investments	OFFICERS	Everett C. Comstock - Assistant Treasurer
Jeffrey G. Coslett - Senior Vice President

Union Bank’s ongoing strong financial performance allows us to make regular strategic investments in our systems. Sometimes the benefits of these investments are readily apparent to customers, but often the improvements entail behind-the-scenes work to strengthen the integrity and performance of our banking network. In 2015 we made substantial investments in our computer systems and software to accelerate processing, enhance reliability, bolster security and reduce risk.

A visible representation of this was the establishment of our Customer Care Team to better handle phone support. When we installed a new phone system, we consciously elected to not institute an automated greeting to route customer calls based on touch tone responses. Instead customers reach Lisa, Jenn, Heather or our other service team members directly after an average wait time of just under nine seconds.
		Kenneth D. Gibbons - Chairman	Michael C. Curtis - Vice President
		David S. Silverman - President & CEO	Jennifer M. Degree - Assistant Vice President
		Karyn J. Hale - Vice President/Treasurer/CFO	Ronald C. Dion - Assistant Vice President
Mortgage Lending		John H. Steel - Secretary	Jessica M. Eastman - Vice President
		Kristy Adams Alfieri - Assistant Secretary	Charles W. Goldstein - Assistant Vice President

2015 was another outstanding year for mortgage loan originations. In fact we had record performance in the ongoing revenue earned from servicing mortgage loans and near-record performance in the volume of mortgage loans originated. Repeat customers, client referrals, strong relationships with builders and realtors, attractive products and outstanding customer service helped drive this successful performance.

The positive impact that Union Bank has made in the lives of such first time home buyers has been consistently recognized by the FDIC which rated Union Bank as Outstanding for our Community Reinvestment activities. In addition, Union Bank was once again recognized by the US Department of Agriculture as its Rural Development (RD) Home Loan Lender of the Year for Vermont.
		Jeffrey G. Coslett - Vice President	Don D. Goodhue - Vice President
Jonathan J. Gould - Senior Vice President
Melissa A. Greene - Vice President
Paul E. Grogan - Facilities Officer
Karyn J. Hale - Senior Vice President
Randy L. Hannett - Assistant Treasurer
Claire A. Hindes - Vice President
		DIRECTORS	Robert D. Hofmann - Senior Vice President
Patricia N. Hogan - Senior Vice President
		Kenneth D. Gibbons - Chairman	Lura L. Jacques - Vice President
		Dawn D. Bugbee	Lynne P. Jewett - Vice President
		Steven J. Bourgeois	Therese H. Johansson - Vice President
		John M. Goodrich	Stephen H. Kendall - Senior Vice President
		Timothy W. Sargent	Susan F. Lassiter - Vice President
	Stay Local. Go Far.	David S. Silverman	Edward L. Levite - Senior Loan Originator
		John H. Steel	Carrie R. Locklin - Vice President

In 2015 we introduced a freshened version of the Union Bank brand, a brand that has been synonymous with reliable, responsive community- focused banking services for 125 years. The revised branding was reflected in a range of traditional advertisements as well as online videos and social media initiatives. Our message of Stay Local Go Far reinforces the reality that in an era of impersonal mega-banks, a capable community bank is likely a more effective and less frustrating way to meet your banking needs. While the number of Vermont and New Hampshire community banks continues to shrink, we remain a vibrant community bank serving the financial needs of our local communities.
		Schuyler W. Sweet	Bonnie J. Losty - Vice President
Consumer Deposit Accounts		Neil J. Van Dyke	Jessica L. Machia - Assistant Treasurer
		REGIONAL ADVISORY BOARD MEMBERS	John L. Malm - Vice President

Union Bank offers a range of deposit options from our school-based Save for Success Program to a program for our larger depositors.

All customers can benefit from our recently upgraded ATM network, our mobile check deposit feature and our arrangement with the Allpoint ATM network where Union Bank customers have totally fee-free access to over 55,000 ATM’s in the US, Canada and other countries.

For those customers who bring larger deposit balances to the bank, we offer
Grace E. Maniatty - Assistant Treasurer
Melynda J. Miller - Assistant Treasurer
		Michael R. Barrett - St. Johnsbury	Samantha A. Norrie - Assistant Treasurer
		Joel S. Bourassa - Northern New Hampshire	Tina L. Norton - Assistant Vice President
		Steven J. Bourgeois - St. Albans	Karen Carlson Noyes - Vice President
		Stanley T. Fillion - Northern New Hampshire	Bradley S. Prior - Assistant Vice President
		Rosemary H. Gingue - St. Johnsbury	Craig S. Provost - Vice President
		John M. Goodrich - St. Johnsbury	Robert J. Richardson - Vice President
		Richard Isabelle - St. Johnsbury	Christine A. Sheley - Regional Vice President
		Christopher M. Knapp - Northern New Hampshire	David S. Silverman - President & CEO
		Coleen K. Kohaut - St. Albans	Abbie L. Small - Assistant Treasurer
		Justin P. Lavely - St. Johnsbury	Judy R. Smith - Vice President
		Daniel J. Luneau - St. Albans	Curtis C. Swan - Vice President
		Mary K. Parent - St. Johnsbury	Carrie W. Tallman - Assistant Treasurer
		Samuel H. Ruggiano - St. Albans	Linda M. Watson - Assistant Treasurer
		David S. Silverman - All	Melyssa S. Whitcomb - Assistant Vice President
		Schuyler W. Sweet - Northern New Hampshire	Suzanne M. Whitney - Assistant Treasurer
Lorraine G. Willett - Assistant Vice President

2015 Year In Review	5	6	2015 Year In Review

VERMONT

Danville	421 Route 2 East	802-684-2211
Fairfax	Jct. Routes 104 & 128	802-849-2600
Hardwick	103 VT Route 15 West	802-472-8100
Jeffersonville	44 Main Street	802-644-6600
Johnson	198 Lower Main Street	802-635-6600
Lyndonville	183 Depot Street	802-626-3100
Newport	Loan Center
	325 East Main Street	802-334-0750
Morrisville	20 Lower Main Street	802-888-6600
	65 Northgate Plaza	802-888-6860
St. Albans	15 Mapleville Depot	802-524-9000
St. Johnsbury	364 Railroad Street	802-748-3131
	325 Portland Street	802-748-3121
S. Burlington	Loan Center
	30 Kimball Avenue	802-865-1000
Stowe	47 Park Street	802-253-6600

NEW HAMPSHIRE

Groveton	3 State Street	603-636-1611
Lincoln	135 Main Street	603-745-4000
Littleton	263 Dells Road	603-444-7136
	76 Main Street	603-444-5321
N. Woodstock	155 Main Street	603-745-2488

UBLOCAL.com
1-800-753-4343 (toll free)